INVESCO FUNDS                                      INVESCO FUNDS GROUP, INC.
                                                   7800 East Union Avenue
                                                   Denver, Colorado 80237
                                                   Post Office Box 173706
                                                   Denver, Colorado 80217-3706
                                                   Telephone: 303-930-6300


December 9, 1994




Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:      INVESCO Specialty Funds, Inc.

Dear Chris:

This is to advise you that INVESCO Specialty Funds, Inc. (the "Company") has established two new series of shares to be known as INVESCO Small Company Fund and INVESCO Latin America Growth Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated May 2, 1994, between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,

/s/ Glen A. Payne

Glen A. Payne
Secretary

Agreed to this 15th day of December, 1994.

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Charles R. Whittemore, Jr.
     ------------------------------
     Vice President